                                                                    EXHIBIT 10.1


                       AMERICAN INTERNATIONAL GROUP, INC.

            2005/2006 DEFERRED COMPENSATION PROFIT PARTICIPATION PLAN

                                (SENIOR PARTNERS)

1.       PURPOSE AND STRUCTURE

         The Compensation Committee of the Board of Directors (the "Compensation Committee") of American International Group, Inc. ("AIG") has determined that certain key employees of AIG and its subsidiaries (together, the "Employer") contribute substantially to the growth of the value of the assets and income of AIG. AIG has created this AIG 2005/2006 Deferred Compensation Profit Participation Plan to reward these individuals (the "Participants") and to provide incentives for their continued contribution to the growth of AIG.

         The AIG 2005/2006 Deferred Compensation Profit Participation Plan (the "Plan") is composed of three plan documents, one for Participants in the "Senior Partner" category, one for Participants in the "Partner" category and one for Participants in the "Associate" category. These documents describe features that differ among these categories of Participants but together constitute one Plan. This is the Plan document for participants in the "Senior Partner" category.

2.       PARTICIPATION AND UNITS

         The Compensation Committee, in its sole discretion, shall establish a list of the Participants in the Plan (from the employees of the Employer) and express an amount of participation in the Plan in "units" next to each name that shall indicate the level of participation of the Participant. Categories of participation shall be divided, based on the number of allocated units, into Associate, Partner or Senior Partner.

         Participants granted 1000 or more participation units under the Plan are referred to as "Senior Partners".

         All participation units under the Plan shall be deemed to be granted effective January 1, 2005 (the "Grant Date"), regardless of when an individual becomes a Participant. The term of the Plan shall commence January 1, 2005 and shall continue to December 31, 2006.

3.       INITIAL ALLOCATED AIG STOCK AND EPS THRESHOLD

         AIG shall cause an account to be kept in the name of each Participant that shall reflect the shares of common stock of AIG, par value $2.50 per share (the "AIG Stock"), if any, contingently allocated to each Participant under the Plan. If the EPS Growth Threshold (as defined below) is satisfied, each Senior Partner Participant employed by the Employer at December 31, 2006 shall have contingently allocated to such Participant's account 16 shares of AIG Stock for each participation unit granted to such Participant (such Participant's "Initial Allocated AIG Stock").

         The "EPS Growth Threshold" shall be satisfied if the cumulative earnings per share of AIG Stock during the two year term of the Plan exceeds cumulative earnings per share of AIG Stock during the two year period commencing January 1, 2003 and ending December 31, 2004. For this purpose earnings per share shall be determined by the Compensation Committee in its sole discretion in accordance with U.S. Generally Accepted Accounting Principles (1) without giving effect to realized capital gains or losses, net of tax; the cumulative affect of changes in accounting treatment during the relevant periods, net of tax; FAS 133 gains and losses, excluding realized capital gains or losses, net of tax; or extraordinary items related to acquisition, restructuring and related charges, net of tax, (2) with adjustments for any stock split or stock dividend during the relevant period, (3) with adjustments in the case of cash acquisitions in excess of $5 billion to equalize the effect of acquisitions for cash and acquisitions for AIG Stock, (4) giving effect to any restatement in earnings per share for the relevant period and (5) with such other adjustments as the Compensation Committee may make to provide consistency between the two year term of the Plan and the two year period commencing January 1, 2003 and ending December 31, 2004. For the avoidance of doubt, the preceding adjustments may be made by the Compensation Committee in its sole discretion.

4.       EARLY PAYOUTS OF INITIAL ALLOCATED AIG STOCK

         Subject to the following terms and conditions, each Senior Partner Participant shall receive:

         A. on May 1, 2009 providing that such Participant is employed by the Employer at such time, ten percent (10%) of such Participant's Initial Allocated AIG Stock (less any withholding taxes required thereon);

         B. on May 1, 2010 providing that such Participant is employed by the Employer at such time, ten percent (10%) of such Participant's Initial Allocated AIG Stock (less any withholding taxes required thereon); and

         C. on January 1, 2015 providing that such Participant is employed by the Employer at such time, five percent (5%) of such Participant's Initial Allocated AIG Stock (less any withholding taxes required thereon).

5.       INCREMENTAL AMOUNT

         The amounts described in this section shall be contingently allocated to the account of each Senior Partner Participant in accordance with the rules of the Plan, regardless of any early payouts received by such Participant under section 4.

         A. If any Senior Partner Participant is employed with the Employer at the end of the eighth year from the Grant Date and has not reached age 65 at such time, an additional amount of AIG Stock equal to twenty percent (20%) of such Participant's Initial Allocated AIG Stock shall be allocated to the Participant's account to be distributed or forfeited as provided in the Plan (such Participant's "Incremental Amount" and, together with such Participant's Initial Allocated AIG Stock, such Participant's "Allocated AIG Stock").

         B. Notwithstanding the conditions of section 5 A, if a Senior Partner Participant is employed with the Employer at age 65 and retires on or thereafter; or dies, or retires because of permanent disability or illness prior to age 65, such Participant shall be entitled in accordance with section 7 to such portion of the Incremental Amount contingently allocated under this section as follows:

              (1) 25% of such amount if death, permanent disability or retirement occurs within 6 months from the Grant Date;

              (2) 50% of such amount if death, permanent disability or retirement occurs on or after 6 months but within 12 months from the Grant Date;

              (3) 75% of such amount if death, permanent disability or retirement occurs on or after 12 months but within 18 months from the Grant Date; and

              (4) 100% of such amount if death, permanent disability or retirement occurs on or after 18 months from the Grant Date.

         C. If a Senior Partner Participant retires or is terminated with the consent of the Compensation Committee prior to age 65 and satisfies the covenants, agreements and conditions as provided by section 6 A, such Participant may be entitled in accordance with section 7 to such portion of the Incremental Amount contingently allocated to the Participant's account under this section, the numerator of which shall be the number of years from the Grant Date to the date of such retirement or termination, and the denominator of which shall be eight (8). If the retirement or termination with consent of the Compensation Committee occurs within the first 6 months of a calendar year no credit for any part of the year shall be provided in calculating the numerator of the fraction. If such event occurs during the last six months of a calendar year, a full year of service shall be included in the numerator of the fraction.

6.       RETIREMENT OR TERMINATION WITH CONSENT OF COMPENSATION COMMITTEE

         A. Notwithstanding the limitations provided in section 7 A that deprive a Participant who retires, terminates, is terminated or otherwise departs prior to age 65 of any rights to the such Participant's Allocated AIG Stock, the Compensation Committee may, in its sole discretion, reinstate such contingent rights to the Allocated AIG Stock as provided in B (1) through (3) herein, if and only if, such Participant complies with such covenants, agreements and conditions as the

              Compensation Committee may, in its sole discretion, impose from the time of early termination of employment to age 65.

         B. Any Participant who receives the consent of the Compensation Committee to reinstate the contingent rights to such Participant's Allocated AIG Stock under this section shall be entitled to the following amounts after appropriate determination that the required covenants, agreements and conditions of subsection A have been complied with:

              (1) one hundred percent (100%) of the Participant's Initial Allocated AIG Stock or, if such retirement occurs before the end of the two year term of the Plan, such portion of the Participant's Initial Allocated AIG Stock as determined under section 8;

              (2)  plus such portion of the Incremental Amount as described in section 5 C;

              (3) less any Allocated AIG Stock previously distributed under the provisions of section 4.

7.       GENERAL RULES

         Each Participant's Allocated AIG Stock (not previously distributed as an early payout under section 4) shall not vest and shall continue to be governed by and contingently reserved for the Participant in accordance with the Plan's terms and conditions until such Participant fulfills the employment conditions and retires on or after reaching age 65.

         A. The Participant will forfeit any and all rights to or interest in any undistributed Allocated AIG Stock contingently allocated to the Participant's account in the event his/her employment with the Employer terminates or is terminated for any reason (other than death or permanent disability) including, but not limited to, redundancy or dismissal prior to such retirement at age 65. In the event of death or permanent disability occurring prior to age 65 and while an individual is a full time employee with the Employer, the Participant or his/her estate, heir or successors, as the case may be, shall become entitled to receive any Allocated AIG Stock contingently allocated to the Participant's account as provided hereunder, at the time of such event. "Permanent disability" has the meaning defined in the American International Group, Inc. Group Long-Term Insurance Policy as in effect on January 1, 2005.

         B. The Participant will have no rights as a stockholder of AIG, and therefore will not be entitled to cash dividends paid on the Allocated AIG Stock nor to vote such stock until the AIG Stock is delivered to such individual by AIG under the terms described in the Plan. All stock dividends or splits with respect to any Allocated AIG Stock occurring after December 31, 2006 shall accrue and accumulate as part of the early payout amounts or contingent deferred amounts. The Compensation Committee shall have the authority (but shall not be required) to adjust equitably the shares of AIG Stock to be allocated for each participation unit pursuant to section 3 and the shares of Allocated AIG Stock in such manner as it deems appropriate to preserve the benefits or potential benefits intended to be made available to Participants (including, without limitation, by payment of cash or by substituting or adding other securities or property) for any change in the AIG Stock resulting from a recapitalization, stock split, stock dividend, combination or exchange of shares of AIG Stock, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of AIG. After any adjustment made pursuant to this section, the number of shares of each Participant's Allocated AIG Stock shall be rounded down to the nearest whole number.

         C. Prior to June 30, 2006, the Participant may request to receive any remaining distribution to which he/she is entitled under one of the following options as stated hereinafter:

              (1) In a lump sum in shares of the Allocated AIG Stock payable at the close of the first business day of January of the year immediately subsequent to the later of, the year in which the Participant either becomes 65 years of age, or the year of actual retirement.

              (2) In periodic payments of pro rated amounts of shares of Allocated AIG Stock (adjusted for subsequent stock dividends) over five (5) years or ten (10) years as the Participant may elect, commencing the first business day of January of the year immediately subsequent to the later of, the year in which the Participant becomes 65 years of age or, the year of actual retirement. Such pro rated payments shall be made on each anniversary date after the first payment.

              If the Participant makes no election by June 30, 2006, he/she shall become entitled to receive a lump sum distribution of any remaining Allocated AIG Stock to which he/she is entitled on the first business day of January in the year subsequent to the year in which retirement occurs.

         D. If the Participant does not retire upon reaching age 65, he/she shall only become entitled to receive any remaining Allocated AIG Stock to which he/she is entitled, its dividends or the right to vote such shares, on the first business day of January of the year subsequent to his year of actual retirement.

         E. If the Participant elects to defer the receipt of any remaining Allocated AIG Stock to which he/she is entitled over a five (5) or ten (10) year period subsequent to reaching age 65 he/she shall covenant not to compete in any business in which any Employer engages, and he/she shall make himself/herself available from time to time to the Employer for consulting services when necessary and requested and shall receive no additional compensation for providing such consulting services.

         F. Notwithstanding the foregoing the Compensation Committee in its sole discretion reserves the right of final determination of whether to distribute to the Participant either the shares of AIG Stock or an amount of cash equivalent in value to the fair market value of such shares of AIG Stock.

         G. Notwithstanding any other provision existing within the Plan, a Participant must have rendered service to one or more Employers for a period of at least four (4) years before being considered eligible for any distributions under the Plan, subject to any longer period of service required by any other provision of the Plan for any payouts under any provision of the Plan.

         H. The provisions of the Plan provide no right or eligibility to a Participant to any other payouts from AIG, its subsidiaries or affiliates under any other alternative plans schemes arrangements or contracts AIG may have with any employees or group of employees of AIG, its subsidiaries or affiliates.

         I. Shares of AIG Stock delivered to a Participant under the Plan shall be treated as an "Award" made pursuant to the AIG 2002 Stock Incentive Plan, as amended from time to time (the "SIP"), and, except as modified by this Plan, all terms of the SIP shall apply to this Plan. Notwithstanding any other provision existing within the Plan, the amount of Allocated AIG Stock contingently allocated to any Participant's account shall not exceed any per person per period award limit under the SIP.

         J. Only whole shares of AIG Stock shall be delivered under the Plan. Fractional shares shall be rounded down to the nearest whole share and any such fractional shares shall be forfeited.

         K. Grants and deliveries under the Plan shall constitute a special discretionary incentive payment to the Participant and shall not be required to be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Employer or under any agreement with the Participant, unless the Employer specifically provides otherwise.

         L. Notwithstanding any provision to the contrary in the Plan, to the extent any distribution to be made to a Participant in connection with the Participant's termination of service with the Employer would be subject to the additional tax of Section 409A of the Internal Revenue

              Code, the distribution will be delayed until six (6) months after a Participant's termination of service with the Employer (or earlier death or disability (within the meaning of Section 409A)).

8.       DEATH, DISABILITY OR RETIREMENT IN THE FIRST TWO YEARS OF PLAN

         If a Participant dies, is permanently disabled, or retires with the consent of the Compensation Committee as provided in section 6 during the two year term of the Plan (except that retirement at or after the Participant turns age 65 does not need the consent of the Compensation Committee):

         A. within the first six months after the Grant Date, the Participant will receive upon determination one fourth of the appropriate Initial Allocated AIG Stock;

         B. on or after six months but within one year of the Grant Date, the Participant will receive upon determination one half of the appropriate Initial Allocated AIG Stock;

         C. on or after twelve months but within eighteen months of the Grant Date, the Participant will receive upon determination three fourths of the appropriate Initial Allocated AIG Stock;

         D. on or after eighteen months from the Grant Date, the Participant will receive upon determination one hundred percent (100%) of the appropriate Initial Allocated AIG Stock;

in each case which would have been allocated to his or her account at the end of the second year of the Plan and in each case excluding the Incremental Amount (which portion available for distribution shall be determined under section 5 B or C).

         Generally distribution of Allocated AIG Stock shall occur within a reasonable period after December 31, 2006 when the determination is made as to whether the EPS Growth Threshold has been satisfied.

9.       NON-ASSIGNABLE

         Any rights or expectancy thereof which a Participant may receive pursuant to the Plan shall not be assignable, transferable, pledged, hedged or in any manner alienated, whether by operation of law or otherwise, except as a result of death or incapacity where such rights are passed pursuant to a will or by operation of law. The Compensation Committee may in its sole discretion acknowledge the written direction by a Participant to transfer his/her contingent rights under the Plan to a revocable grantor trust in such form and on such conditions as such officer may require in his or her sole discretion. Any assignment, transfer, pledge, or other disposition in violation of the provisions of this section 9 shall be null and void and any Allocated AIG Stock which is hedged in any manner shall immediately be forfeited.

10.      ADMINISTRATION OF THE PLAN

         The Plan shall be administered by the Compensation Committee. Actions of the Committee may be taken by the vote of a majority of its members. The Committee may allocate among its members and delegate to any person who is not a member of the Committee any of its administrative responsibilities.

         The Compensation Committee shall have power to interpret the Plan, to make regulations for carrying out its purpose and to make all other determinations in connection with its administration, all of which shall, unless otherwise determined by the Compensation Committee, be final, binding and conclusive. The Compensation Committee shall have the power to amend the Plan in any manner and at any time, including in a manner adverse to the rights of the Participants. In addition, the Compensation Committee shall have the power to increase a Participant's amount of Initial Allocated AIG Stock.

         No member of the Board of Directors of AIG or the Compensation Committee or any employee of the Company (each such person a "Covered Person") shall have any liability to any person (including any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Participant's participation in it. Each Covered Person shall be indemnified and held harmless by AIG against and from any loss, cost, liability, or expense (including attorneys' fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Covered Person, with AIG's approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that AIG shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once AIG gives notice of its intent to assume the defense, AIG shall have sole control over such defense with counsel of AIG's choice. The foregoing right indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person's bad faith, fraud or willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under AIG's Restated Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that AIG may have to indemnify such persons or hold them harmless.

         If the Compensation Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any units, contingent allocation of any Allocated AIG Stock, the delivery of shares of AIG Stock or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action, a "plan action"), then such plan action shall not be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Compensation Committee. The Compensation Committee may direct that any certificate evidencing AIG Stock delivered pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as the Compensation Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop transfer order against any legended shares. The term "consent" as used in this paragraph includes (A) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, (B) any other matter, which the Compensation Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (C) any and all other consents, clearances and approvals in respect of a plan action by any governmental or other regulatory body or any stock exchange or self-regulatory agency and (D) any and all consents required by the Compensation Committee. Nothing herein shall require AIG to list, register or qualify the shares of AIG Stock on any securities exchange.

         The Compensation Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, benefits under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Compensation Committee shall be entitled, among other things, to make non-uniform and selective determinations as to (1) the persons to become Participants and (2) whether a Participants employment with Employer has been terminated (as described in section 11).

11.      DETERMINATION OF EMPLOYMENT

         Nothing contained in the Plan or in any participation granted pursuant to the Plan shall confer on any Participant any right to be continued in the employ of the Employer or to be included in any future plans of a similar nature.

         The Compensation Committee shall have the right to determine itself with respect to any Participant the commencement date or termination date of such Participant's employment with the Employer solely for purposes of the Plan, separate and apart from any such determination as may be made by AIG, its subsidiaries or affiliates with respect to the individual's employment.

12.      GOVERNING LAW; WAIVER OF SUIT; CONFIDENTIALITY

         Any dispute, controversy or claim between AIG and a Participant, arising out of or relating to or concerning the Plan or any allocation, shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the "NYSE") or, if the NYSE declines to arbitrate the matter (or if the matter otherwise is not arbitrable by it), the American Arbitration Association (the "AAA") in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by a Participant must first be submitted to the Compensation Committee in accordance with claims procedures determined by the Compensation Committee. This Paragraph is subject to the other provisions of section 12 below.

         AIG and each Participant hereby irrevocably submit to the exclusive jurisdiction of a state or federal court of appropriate jurisdiction located in the Borough of Manhattan, the City of New York over any suit, action or proceeding arising out of or relating to or concerning the Plan or any allocation that is not otherwise arbitrated or resolved according to the foregoing paragraph. AIG and each Participant acknowledge that the forum designated by this section has a reasonable relation to the Plan and to such Participant's relationship with AIG.

         AIG and each Participant waive, to the fullest extent permitted by applicable law, any objection which AIG and such Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in this section. AIG and each Participant undertake not to commence any action, suit or proceeding arising out of or relating to or concerning the Plan or any allocation in any forum other than a forum described in this section.

         Each Participant irrevocably appoints the Secretary of AIG at 70 Pine Street, New York, New York 10270, U.S.A. as his or her agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Plan or any allocation that is not otherwise arbitrated or resolved according to the first paragraph of this section 12. The Secretary shall promptly advise the Participant of any such service of process.

         Each Participant recognizes and agrees that prior to being selected by the Compensation Committee to receive an allocation he/she has no right to any benefits under the Plan. Accordingly, in consideration of each Participant's receipt of an allocation, he/she expressly waives any right to contest the amount of such allocation, the terms of such allocation, any determination, action or omission made by the Compensation Committee, AIG or the board of directors of AIG, or any amendment to the Plan.

         Each Participant must keep confidential any information concerning any allocation made under the Plan and any dispute, controversy or claim relating to the Plan, except that a Participant may disclose information concerning a dispute or claim to the court that is considering such dispute or to such Participant's legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

                     [Form of Senior Partner Award Letter]


                                               [DATE], 2005


PRIVATE & CONFIDENTIAL
----------------------

[NAME]
[ADDRESS]
[ADDRESS]


   Re: AIG 2005-2006 Deferred Compensation
       Profit Participation Plan
       -----------------------------------

Dear [NAME]:

         I am pleased to advise you that AIG has formally adopted its 2005-2006 Deferred Compensation Profit Participation Plan. As previously communicated, you have been selected to participate in this plan and have been awarded [_____] units under the plan. This places you in the "Senior Partner" category of the 2005-2006 Plan. A copy of the Plan is attached.

         If the cumulative earnings per share of AIG common stock (as calculated in accordance with the 2005-2006 Plan) for 2005 and 2006 exceed cumulative earnings per share for 2003 and 2004, you will be contingently allocated 16 shares of AIG common stock for each unit granted to you under the plan. Furthermore, as a "Senior Partner" participant, if you continue to be employed by AIG on January 1, 2013 and have not reached age 65, you will receive a 20% increase (or "reload") in the number of AIG shares contingently allocated to you. At the time any shares are contingently allocated to you, you will be awarded a restricted stock unit under the AIG 2002 Stock Incentive Plan reflecting the terms of the 2005-2006 Plan. (You will need to execute an award agreement at that time to reflect your acceptance of the terms of the award.)

         Generally, your award will be payable as follows: 10% on May 1, 2009, 10% on May 1, 2010, 5% on January 1, 2015 and the remainder upon retirement after reaching age 65. The shares contingently allocated to you under the plan will vest when you reach age 65 or have at least 4 years total service with AIG, whichever is later, except that shares that are paid early will vest when they are paid. In general, if you cease employment with AIG for any reason, you will forfeit any unvested shares. However, the Compensation Committee retains the right to vest AIG shares in its discretion. The Compensation Committee also retains the right to determine whether your award will be paid in shares of AIG common stock or in cash.

[NAME]                                                                Page 2


         The complete terms of your award are set forth in the 2005-2006 Plan. Of course, if there are any inconsistencies between the summary in this letter and the Plan, the Plan will control.

         The 2005-2006 Plan is part of AIG's plan to continue to reward and motivate its key employees, including yourself. AIG senior management and the Board of Directors appreciate that this has been a difficult time for all AIG employees. I personally wish to thank each of you for your dedication and hard work during this period. It is among my highest priorities as your new CEO to recognize the contributions you have made and continue to make as part of our common efforts to ensure the future success of AIG.


                                       Sincerely,


                                       Martin J. Sullivan